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                                                                   Exhibit 10.14

                             MANUFACTURING AGREEMENT



                                 by and between



                                NPS ALLELIX CORP.


                                       and


                             SYNCO BIO PARTNERS B.V.








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THIS MANUFACTURING AGREEMENT (the "Agreement") is made and entered into June 12,
2001 ("Effective Date"), by and between:

NPS ALLELIX Corp. ("NPS"), with its principal place of business at 6850 Goreway Drive, Mississauga, Ontario, Canada L4V I V7,

and

SynCo Bio Partners B.V. ("SYNCO"), with its registered offices at Paasheuvelweg 30, 1105 BJ Amsterdam, The Netherlands,


Background

- NPS has developed the proprietary product ALX1-11, recombinant human parathyroid hormone ("rhPTH"), and the process to manufacture it and is currently (or will soon be) in Phase III Clinical Trials with rhPTH worldwide (including the United States, Canada, Latin America, Europe and India);

- SYNCO operates as a biopharmaceutical service provider and has experience with the manufacture of rhPTH and SYNCO desires to manufacture rhPTH for NPS in accordance with NPS' requirements in order to facilitate NPS' Clinical Trials and NPS' early commercial launch of rhPTH after NDA approval in the U.S. and elsewhere;

- NPS desires to have SYNCO conduct such manufacturing activities to facilitate the Clinical Trials and early commercial launch of rhPTH;

- NPS and SYNCO (the "Parties") have signed a Letter of Intent on December 15, 2000 and Parties now desire to reach a final agreement on the manufacture of bulk quantities of rhPTH for clinical trials and early commercial use;

- The Parties have agreed that SYNCO will manufacture rhPTH subject to the provisions set forth hereinafter;

NOW, THEREFORE, in consideration of the premises, the mutual covenants, terms and conditions hereinafter set forth, THE PARTIES AGREE AS FOLLOWS:


ARTICLE 1- DEFINITIONS

For the purpose of this Agreement the following terms shall be defined as:

1.1 "Affiliated Company" means a corporation or other entity which: (a) is Controlled directly or indirectly by a Party; (b) Controls directly or indirectly a Party; or (c) is under common Control with a Party. Control herein means fifty percent (50%) or more of the voting stock or equity, or other comparable interest.


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1.2   "Batch" means GMP Grade rhPTH from SYNCO's production thereof in a 1500 liter fermenter as set out in the Specifications and in particular MF-MFS-PTH-0000/MF-MFS-PTH-2500 (as referenced in Appendix A).

1.3 "Batch Production Records" (BPRs) means completed written records providing the history of a Batch of rhPTH required to be kept by the European Guide to Good Manufacturing Practices for Medicinal Products, the U.S. Code of Federal Regulations, and ICH Guideline Q7A.

1.4 "Campaign" means the manufacture of thirty (30) Batches of rhPTH and any Excess Batches ordered by NPS pursuant to Article 5.3 in a given calendar year, namely 2002, 2003 or 2004.

1.5 "Clinical Trials" means the use of the product rhPTH pursuant to any protocols which have received or do receive FDA approval or approval by the counterpart European or other Agency during the term of this Agreement for the purpose of conducting clinical studies to determine the safety, efficacy or other characteristics of rhPTH.

1.6 "Confidential Information" means any information and data disclosed by Parties in writing and designated confidential or, if disclosed orally, confirmed in writing and designated confidential within thirty (30) days after such disclosure.

1.7 "European GMP" means the current European Guide for Good Manufacturing Practices for Medicinal Products.

1.8   "Excess Batch" means each Batch manufactured by SYNCO pursuant to Article
      5.3 in excess of a Campaign of thirty (30) Batches of rhPTH in a given year.

1.9 "FDA" means the United States Food and Drug Administration or any successor agency having similar jurisdiction.

1.10 "GMP Grade" means rhPTH that has been produced in accordance with the Regulatory Standards and the Specifications.

1.11 "Material" means working cell banks and analytical standards as described in Appendix B. Appendix B will be updated if SYNCO requires further Material from NPS pursuant to Article 3.1(i).

1.12 "NDA" means a New Drug Application as defined by the FDA for marketing of rhPTH.

1.13 "NDA approval" means approval of a New Drug Application by FDA for the marketing of rhPTH.

1.14 "Parties" and "Party" means SYNCO and NPS and SYNCO or NPS, respectively, as the context may require.


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1.15  "Plant" means SYNCO's manufacturing facility which will be used to manufacture, package and store rhPTH and all required documentation as provided for in this Agreement and is located at Paasheuvelweg 30, 1105 BJ Amsterdam, The Netherlands, licensed for manufacturing under number 101972A.

1.16 "Pre-Approval Inspection" means inspection of the Plant by FDA or corresponding European representatives in conjunction with the filing of an NDA or corresponding European application which may include among other things: verifying the accuracy and completeness of the manufacturing-related information submitted in the NDA or corresponding European application; evaluating manufacturing controls upon which information provided in the NDA or corresponding European application is based; evaluating U.S. cGMP compliance or European GMP compliance; and collecting samples of GMP Grade rhPTH.

1.17 "Regulatory Standards" means (i) the Plant license requirements, (ii) European GMP and U.S. cGMP regulations applicable to the manufacturing, storage and handling of rhPTH at the Plant and (iii) any standards of any governmental authority that apply to the Plant or SYNCO's manufacturing, storage and handling of rhPTH.

1.18 "rhPTH" means recombinant human parathyroid hormone (1-84) ALX1-11 as an active pharmaceutical ingredient (API).

1.19 "Specifications" means all specifications as described in Appendix A, reference standards, control and test documentation, validation records, Batch Production Records, deviation reports, quality control, storage, packaging and labelling specifications and other information related to rhPTH arising from U.S. cGMP and European GMP and SYNCO's performance under this Agreement and as approved of by NPS.

1.20 "U.S. cGMP" means current Good Manufacturing Practices as described in the U.S. Code of Federal Regulations.

1.21 "Yield" means grams of rhPTH bulk drug substance produced per Batch as indicated in the Batch Production Records approved by SYNCO'S Quality Assurance pursuant to Article 6.5.

ARTICLE 2 - SCOPE OF THE AGREEMENT

2.1 The scope of this Agreement is to manufacture bulk quantities of rhPTH for use in Clinical Trials and as early commercial product. Parties acknowledge that SYNCO is presently not licensed under the United States Food and Drug Administration as a commercial manufacturer; and NPS has presently no product licence for rhPTH issued by the United States Food and Drug Administration or any other regulatory body. In view of this scope, SYNCO will be responsible for obtaining and complying with those requirements and licences as set forth in Article 5. In particular, SYNCO will file and maintain Drug Master Files as required by the U.S. FDA and European counterpart, to provide NPS necessary and sufficient information and data to complete Section 7 of an NDA (including the chemistry, formulation, manufacturing and quality control information) and pass a Pre-Approval Inspection as required by the U.S. FDA. It is understood that rhPTH is classified as a 'drug' by the U.S. FDA and that SYNCO is considered a manufacturer of bulk active pharmaceutical ingredient under the U.S. FDA Regulations.


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2.2   Parties agree that the manufacture and delivery of rhPTH under this
      Agreement will be performed by SYNCO in two (2) phases:

      Phase I: Early Manufacture of rhPTH in 2001

      Phase II: Manufacture of rhPTH in three (3) Campaigns in each of 2002, 2003 and 2004

      Phase I and Phase II will be conducted in accordance with the timelines and deliverables set out in Appendix D.

2.3 The following Appendices are attached hereto and are incorporated in and are deemed to be an integral part of this Agreement.

      Appendix A - Specifications
      Appendix B - Material
      Appendix C - Equipment Owned by NPS
      Appendix D - Timelines and Deliverables

ARTICLE 3 - OBLIGATIONS OF THE PARTIES

3.1   Obligations of NPS. NPS shall at NPS' cost:

            (i) NPS has provided at the Effective Date of the Agreement a written description (QC-PCP-PTH-0046) which is the basis of the Specifications as set out in Appendix A. If NPS desires a change to the Specifications as set out in Appendix A, it is NPS' obligation to provide the change in writing to SYNCO and to negotiate with SYNCO for inclusion of this change into Appendix A. Such changes are subject to negotiation and written approval by SYNCO as set out in paragraph 3.2(x).

            (ii) Furnish SYNCO, free of charge, with Material in sufficient quantities, for the sole purpose of use by SYNCO in its manufacture of rhPTH in Batch quantities in both Phase I and Phase II. The Material will remain the exclusive property of NPS. At the Effective Date of the Agreement, NPS has furnished the Material to SYNCO in sufficient quantities to manufacture the Batches in Phase I and part of Phase II. NPS shall provide further Material to SYNCO on a timely basis for Phase II as required. NPS' Quality Assurance will release all Material and will supply SYNCO with a Certificate of Analysis based on 5 on-going tests for Viability and Tetracycline according to QC-SPC-PTH-1547 (to be superseded by an equivalent document re-written by SYNCO and approved by NPS).

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            (iii) Provide the equipment as set out in Appendix C, which equipment will remain the property of NPS for the duration of the Agreement and on termination of this Agreement. At the Effective Date of the Agreement NPS has provided to SYNCO and SYNCO has received possession and accepted the condition of the equipment in Appendix C.

            (iv) Accept delivery and perform required testing and evaluation in a timely manner (other than what SYNCO is responsible for) for release of each Batch of rhPTH manufactured by SYNCO as set out in Article 6.6.

            (v) Perform in a timely manner its obligations reflected in or to be reflected in and pursuant to the provisions hereof and of Appendix D.

            (vi) NPS shall review and when acceptable notify SYNCO of NPS' approval of all documents and changes thereto written by SYNCO specific for rhPTH production.

            (vii) NPS shall retain title in the equipment in Appendix C; the
                  Material; and Batches which NPS has paid for in full pursuant to Article 8.2. NPS shall hold appropriate insurance for the equipment in Appendix C; the Material; and Batches which NPS has paid for pursuant to Article 8.2.

           (viii) NPS is responsible for registering its title under the appropriate legislation to the equipment in Appendix C and the Material. NPS is responsible for registering a security interest in the Batches which NPS has partially paid for pursuant to Article 8.2.

      3.2 Obligations of SYNCO. SYNCO shall be responsible for the activities identified in this Agreement, in particular as identified in Article 6, and in addition thereto, and more particularly, SYNCO shall:

            (i) Not transfer the Material to any third party and, at the request of NPS, return to NPS any unused quantities of the Material at the termination of this Agreement.

            (ii) Confirm that the Material is satisfactory for the manufacture of rhPTH. SYNCO will notify NPS prior to production of each Batch if the Material is not satisfactory and can not be used for the manufacture of GMP Grade rhPTH in accordance with this Agreement. SYNCO will maintain records of usage of the Material, and will inform NPS of needs for additional quantities or changes in characteristics thereof in a timely manner.

            (iii) Purchase all raw materials required for the manufacture of
                  rhPTH other than the Material.


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            (iv)  Perform quality control and assurance release procedures for the release of rhPTH in accordance with Article 6.

            (v) Provide all other equipment, other than that provided by NPS as set out in Appendix C, necessary for the manufacture, testing, storage, release, and delivery of rhPTH in accordance with this Agreement. All of the equipment, including the equipment in Appendix C shall be validated and maintained by SYNCO for the manufacture of rhPTH in accordance with this Agreement and as provided for in the Specifications. The equipment in Appendix C will be used only for production of rhPTH, unless otherwise agreed upon NPS, under this Agreement and will be returned to NPS by SYNCO within six (6) months following termination of this Agreement.

            (vi) Perform the manufacturing process for the product Batches of rhPTH as outlined in MF-MFS-PTH-2500 and in accordance with all other Specifications in Appendix A and the Regulatory Standards.

            (vii) Prepare and maintain the Batch Production Records and related control, distribution and other records required to comply with Specifications.

           (viii) Perform quality control and assurance review of process raw materials and in-process materials, and Batches.

            (ix) Obtain other materials including consumable materials required for the conduct of this Agreement.

            (x) All documents written by SYNCO specific for rhPTH production shall be in the English language. Any changes to these documents shall follow a change of control procedure in accordance with European GMP and U.S. cGMP. In addition SYNCO shall provide timely the MF-MFS-PTH-0000 Specification in Appendix A which will be equivalent to MF-MFS-PTH-2500 Specification. SYNCO shall consider and use best efforts to come to an agreement with NPS for inclusion of any changes to Appendix A, as suggested by NPS pursuant to paragraph 3.1(i). Any change must be approved of in writing by SYNCO.

            (xi) Ensure that the manufacture of Batches of rhPTH complies with all process requirements including quality in-process control limits of acceptance as found in MF-MFS-PTH-2500 (and as superseded by MF-MFS-PTH-0000), set out in Appendix A.


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            (xii) Provide and maintain appropriate personnel, facilities, equipment, the Plant, and support documents to carry out the manufacture of Batches of GMP Grade rhPTH as required by this Agreement.

           (xiii) Be responsible for all actions and activities at the Plant required for U.S. cGMP and European GMP compliance.

            (xiv) Dispatch all rhPTH to NPS in a timely manner and ensure such
                  rhPTH and other deliverables are done according to NPS' instructions during delivery and until received by NPS.

            (xv) Store the manufactured rhPTH in compliance with European GMP and U.S. cGMP until released to NPS at NPS' request.

            (xvi) Perform its obligations in a timely manner and pursuant to the schedule in Appendix D.

           (xvii) SYNCO shall co-operate fully with NPS in transferring, among other things: know-how; equipment; technology; information; Material; biological material; and documentation at NPS' request to facilitate the further manufacture of rhPTH at a third party manufacturing facility.

          (xviii) Synco shall retain title in the work-in-progress and to any Batch which has not yet been paid for in full by NPS pursuant to Article 8.2. SYNCO shall hold appropriate insurance for the work-in-progress and Batches for which it retains title.

            (xix) SYNCO will co-operate with NPS as reasonably required by NPS in registering NPS' title under the appropriate legislation to the equipment in Appendix C and the Material and in registering NPS' security interest in the Batches which NPS has partially paid for pursuant to Article 8.2.


ARTICLE 4 - PHASE I: EARLY MANUFACTURE OF rhPTH

4.1 Phase I will comprise the manufacturing of ten (10) Batches of GMP Grade rhPTH in 2001 by SYNCO in accordance with this Agreement. Phase I will end when SYNCO has manufactured the ten (10) Batches of GMP Grade rhPTH and NPS' Quality Assurance has released for clinical use or early commercial sale these ten (10) Batches pursuant to Article 6.6.


4.2 For each Batch manufactured during Phase I, SYNCO will charge NPS a price of two hundred and two thousand nine hundred and ninety two (202992) Euro.

4.3 Except as provided for in this paragraph, SYNCO warrants that during Phase I, Batches of rhPTH will be GMP Grade and SYNCO will assume all obligations under this Agreement in respect thereto. SYNCO will not warrant a certain Yield for the ten (10) Batches.


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4.4   A Future Guaranteed Average Yield will be established by the parties for
      Phase II. The Future Guaranteed Average Yield, unless otherwise agreed to by the parties, shall be:

      (i)   for Campaign 1, Phase II:
            (a) the average of the Yield per Batch over all Batches of rhPTH manufactured during Phase I and released by NPS and which Batches are not subject to deviations which NPS believes affects Yield; or
            (b)   40 grams/Batch if (a) is less then 40 grams/Batch;
      (ii)  for Campaigns 2 and 3, Phase II:
            (a) the average of the Yield per Batch over all Batches of rhPTH manufactured during Phase I and released by NPS and which Batches are not subject to deviations which NPS believes affects Yield; or
            (b) if requested by NPS, the average of the Yield per Batch over the first ten (10) Batches manufactured in Campaign 1 of Phase II in 2002 and released by NPS and which first ten (10) Batches are not subject to deviations which NPS believes affects Yield; or
            (c) 40 grams/Batch if (a) and (b) are each less then 40 grams/Batch.

ARTICLE 5 - PHASE II: MANUFACTURE OF rhPTH

5.1 Phase II will start after Phase I is completed pursuant to Article 4.1 or earlier upon request of the parties. During Phase II, SYNCO warrants that the Batches of rhPTH will be GMP Grade and SYNCO assumes all other obligations in respect thereto, including guaranteeing an average Yield per Batch of the manufacturing process (as established according to Article 4.4), as calculated over thirty (30) Batches manufactured during Phase II which are released by NPS in accordance with Article 6.6.

5.2 SYNCO will manufacture Batches of rhPTH on a Campaign basis with a minimum fixed quantity of thirty (30) Batches. If SYNCO fails to meet the total yield based on thirty (30) times the Guaranteed Average Yield, NPS may request that SYNCO at its own expense manufacture further Batches to make up the shortfall. In the alternative, if SYNCO fails to meet the total yield based on thirty (30) times the Guaranteed Average Yield, and at NPS' request, NPS will receive a discount equal to the number of grams SYNCO manufactured below the total yield multiplied by a price per gram based on the price per Batch (pursuant to Article 4.2) divided by the Guaranteed Average Yield.

5.3 NPS will give SYNCO three (3) months advance notice in writing prior to January 1 of the years 2002, 2003, or 2004 should NPS require Excess Batches. NPS may order up to a maximum of twenty (20) Excess Batches or the equivalent yield (based on the Future Guaranteed Average Yield) in any or all of years 2002, 2003 and 2004. Based on available capacity, SYNCO will begin production of excess quantity of rhPTH ordered, 9 within nine
      (9) months of receipt of the notice in writing ordering such Excess Batches, and will perform such production in a manner calculated not to effect any change in delivery of the first thirty (30) Batches in a Campaign.

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5.4   A price per gram of rhPTH for delivery of Batches and/or for Excess
      Batches will be established in good faith negotiations between the Parties prior to each Campaign in Phase II and based on, among other things, price per Batch as established in Article 4.2 and the Future Guaranteed Average Yield as established in Article 4.4.

5.5 For each Batch manufactured during Phase II, SYNCO will charge NPS a price of two hundred and two thousand nine hundred ninety-two (202992) Euro (price level year 2001), excluding price indices as described in Article
      8.3. If NPS decides to order the equivalent grams of rhPTH (based on the Future Guaranteed Average Yield) instead of the thirty (30) batches, NPS will pay the price per gram as established according to Article 5.4, excluding price indices as described in Article 8.3.

5.6 The manufacturing, release and delivery of GMP Grade rhPTH for each Campaign shall be done according to the schedule in Appendix D.

ARTICLE 6 - REGULATORY AFFAIRS AND QUALITY ASSURANCE

6.1 SYNCO will exercise all reasonable skill, care and diligence customary in the industry in the performance of its duties under this Agreement and in accordance with the requirements of European GMP and U.S. cGMP. SYNCO shall obtain and maintain all permits required under Dutch legislation in order to manufacture rhPTH. SYNCO will inform NPS of all permits filed under Dutch legislation or otherwise and their status with respect to approval.

6.2 The parties acknowledge that the manufacture of rhPTH in accordance with this Agreement and the Specifications is believed to correspond to GMP requirements in all material respects. However, NPS will cooperate with SYNCO, in obtaining full and complete compliance with the relevant U.S. Code of Federal Regulations by identifying with the aid of a Consultant identified by NPS and reasonably acceptable to SYNCO, (which Consultant shall be hired by SYNCO and paid for by NPS under terms of employment and compensation reasonably acceptable to NPS) those areas where modification or improvement should be considered by SYNCO intended to maintain and improve GMP compliance for the Plant or manufacture of rhPTH, including, among others: Standard Operating Procedures; methods; documentation practices; rhPTH product manufacture, storage, labelling and packaging; and operations. SYNCO agrees to seek, perform, and implement all such recommendations of the Consultant as shall be reasonably requested by NPS.

6.3 SYNCO will file and maintain for its facility in Amsterdam a Plant Master File ("PMF") with the Health Protection Branch in Canada and with the regulatory agency in The Netherlands. SYNCO will also file and maintain Drug Master Files (DMFs) as required by the U.S. FDA. The timelines for these filings is set out in Appendix D. For regulatory purposes, including the filing of an NDA, NPS shall have rights to refer 10 to the PMF and DMFs and to similar documents and SYNCO will give NPS access to information in the PMF, DMFs and to similar documents which are necessary to complete regulatory documentation and are related to rhPTH and its manufacture in the Plant.

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6.4   Subject to reasonable prior notice, NPS or its designated representatives may audit and inspect the Plant for the purpose of reviewing manufacturing of rhPTH and quality assurance standards and for determining compliance with European GMP and U.S. cGMP at reasonable times during the term of this Agreement, to the extent that such inspections relate solely to SYNCO's manufacture of rhPTH for NPS and subject to SYNCO's obligations of confidentiality to third parties. SYNCO will provide full cooperation for these inspections.

6.5 SYNCO shall review and approve all Batch Production Records for Quality Assurance and shall investigate all deviations on such Batch Production Records within sixty (60) days of production. SYNCO's Quality Assurance department shall also ensure that SYNCO's Plant and manufacturing operations for rhPTH are in compliance with the Specifications, Regulatory Standards, U.S. cGMP, European GMP and SYNCO's SOPs and with any other applicable law or regulation in effect during the time of manufacture of rhPTH.

6.6 SYNCO will supply NPS with copies of all Batch Production Records, deviation reports and test results (including out of specification test results) for each Batch produced at the time of invoice. NPS will have final responsibility for confirming Quality Assurance and for the release of each Batch of GMP Grade rhPTH manufactured by SYNCO for use in Clinical Trials or commercial use.

6.7 SYNCO will retain raw material samples as required under U.S. cGMP and European GMP. Initially, SYNCO will release raw materials after identity testing and obtaining a certificate of analysis. However, in accordance with U.S. cGMP, Vendor Qualification specific to the raw materials used to manufacture rhPTH pursuant to this Agreement or full specification testing according to raw material specifications as set out in Appendix A, in particular in MF-MSF-PTH-2500, will be conducted. Appendix D sets out the timeline for Vendor Qualification or full specification testing.

6.8 SYNCO will obtain NPS' written approval, not to be unreasonably withheld, in advance of any modifications to the raw materials, facility, utilities, process, procedures, production or Plant equipment used in the manufacture of rhPTH. None of these modifications will be inconsistent with maintaining compliance with the Specifications or to the applicable law or regulations to the extent required under this Agreement for producing GMP Grade rhPTH.

6.9 SYNCO will retain complete, accurate and authentic documents on manufacturing data, test records, Batch Production Records, deviation reports, standard operating procedures and raw material samples and any other documents, samples and information as required by U.S. cGMP and European GMP and permit NPS access to all originals of such material for the term appropriate for compliance with U.S. cGMP and European GMP. All original manufacturing data, test records, Batch Production Records and other materials required by U.S. cGMP and European GMP for the production of rhPTH, will be delivered promptly upon NPS request. Parties recognize that this transfer of documentation to NPS may be in conflict with the provisions of article 9.1 of European GMP. Therefore, Parties agree that the transfer will only be effected if the Pharmaceutical Inspection in The Netherlands would relieve SYNCO from its duties under this article 9.1 of European GMP.

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6.10  SYNCO will cooperate fully with recognised regulatory authorities of the
      European Community (EC) and with the FDA during inspections related to the manufacture of rhPTH in the Plant. The expected timeline for Pre-Approval Inspection is set out in Appendix D. SYNCO will notify NPS immediately of any such inspections and will make arrangements, where feasible, for NPS to attend any such inspections.


ARTICLE 7 - WARRANTIES AND LIABILITY

7.1 In addition to other warranties provided for in this Agreement, SYNCO warrants that:

      (a) SYNCO has and will maintain all permits under Dutch legislation in order to manufacture rhPTH;

      (b) The Material, when received, will be stored in accordance with the relevant Specifications, U.S. cGMP and European GMP;

      (c) rhPTH produced by SYNCO under this Agreement will comply with the Specifications and Regulatory Standards, it will be GMP Grade, will have been manufactured, packed, stored and delivered in compliance with this Agreement and applicable laws, orders and regulations, including U.S. cGMP and European GMP, and that the Plant, equipment and personnel used to produce rhPTH will be at all times qualified to manufacture GMP Grade rhPTH;

      (d) For the term of this Agreement, the Plant will be operated and maintained in accordance with all applicable laws, rules, orders and regulations, including U.S. cGMP and European GMP;

      (e) SYNCO agrees that it will not carry on activities in the Plant that could reasonably prevent rhPTH from being manufactured, packed and stored in accordance with applicable laws, rules and regulations, including U.S. cGMP and European GMP;

      (f) The manufacturing, release and delivery of GMP Grade rhPTH for each Campaign shall be done according to the schedule in Appendix D, unless otherwise agreed to by the Parties.

      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SYNCO MAKES NO WARRANTIES EXPRESS OR IMPLIED AND EXPRESSLY DISCLAIMS WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND SYNCO SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY CASE OF NONCONFORMITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM ANY ALLEGED OR ACTUAL BREACH OF THIS AGREEMENT.


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7.2   SYNCO shall promptly replace, free of charge, any quantity of rhPTH which is not GMP Grade provided NPS notifies SYNCO in writing upon discovery of the defect or non-conformity within a period of sixty (60) days after receipt of all documentation and information from SYNCO by NPS pursuant to
      Article 6.5 and Article 6.6, and provided NPS allows SYNCO to evaluate the claim and to test the said quantity of rhPTH within a reasonable period of time, not to exceed sixty (60) days. For rhPTH which is determined not to be GMP Grade (either by agreement of the parties or by an independent qualified expert pursuant to Article 7.3), such rhPTH shall be replaced during the current or next Campaign, and in no event later than the Campaign in 2004, with GMP Grade rhPTH. If such rhPTH is not replaced with GMP Grade rhPTH as provided for in this paragraph, NPS shall receive a full refund for any payment made for such rhPTH pursuant to Article 8.1. (Refund shall be paid by SYNCO within thirty (30) days of the date of an invoice from NPS.)

7.3 If the Parties disagree as to whether or not the said quantity of rhPTH is GMP Grade, then a qualified independent party, acceptable to both parties, will determine if the quantity of rhPTH is GMP Grade. The resulting determination will be final and binding on SYNCO and NPS. SYNCO will bear the cost of the third party evaluation if the testing demonstrates that the rhPTH is not GMP Grade. If the rhPTH is determined to be GMP Grade, then NPS shall bear all costs of the third party evaluation.

7.4 NPS will indemnify and hold SYNCO and its Affiliated Companies harmless from and against any and all losses, claims, damages or liabilities (including but not limited to reasonable attorney's fees), arising from
      (a) any use, including clinical trials, or sale by NPS or any third party of any rhPTH supplied by SYNCO hereunder; (b) any allegation by any third party of infringement of its intellectual property rights by reason of the manufacture, use or sale of rhPTH by SYNCO, NPS or any third party; (c) breach by NPS of its representations, warranties or covenants under this Agreement; or (d) any negligence or intentional wrongdoing of NPS. However, NPS shall not indemnify SYNCO for such losses, claims, damages or liabilities that are due to the negligent or reckless activities or omissions of SYNCO, its officers, employees or agents, or as a result of, in respect of, or arising out of any breach of any representation, warranty or guarantee of SYNCO in connection with this Agreement.

7.5 If any claim is made for which a Party may seek indemnification from the other, the Party seeking indemnity shall promptly notify the other Party of the nature and basis of such claims and amounts thereof, to the extent known. In the event any action, suit or proceeding is brought against a Party with respect to which the other Party may have liability hereunder, the other Party may, at its option and at its own expense, elect to assume the defence of any such action, suit or proceeding itself, and if it does not so elect, the Party having the action, suit or proceeding brought against it will assume the defence thereof. Neither Party shall make any settlement of claims without the written consent of the other party, which consent shall not be unreasonably withheld.


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

ARTICLE 8 - PAYMENTS

8.1 For the manufacture and delivery of GMP Grade rhPTH, NPS shall pay SYNCO as specified in Article 4 and Article 5. For each Batch of rhPTH or grams of rhPTH manufactured by SYNCO, SYNCO shall invoice NPS after SYNCO's Quality Assurance has approved of the Batch Production Records and investigated all deviations as set out in Article 6.5. SYNCO will supply NPS with copies of all Batch Production Records, deviation reports and test results (including out of specification test results) for each Batch produced at the time of invoice.

8.2 Invoices will be in Euro's and all payments to SYNCO shall be made in Euro's. All payments shall be made within thirty (30) days of the date of the invoice. Payments not made when due shall bear interest at the Dutch bank rate. Upon mutual agreement payments can be made in U.S. Dollars. As of the Effective Date of this Agreement, NPS has paid SYNCO four hundred seventeen thousand eight hundred fifty five (417855) Euros which payment shall be credited against future monies owing to SYNCO by NPS under this Agreement.

8.3 Prices, including the price to be calculated under Article 5.4, will be updated on an annual basis beginning January 1, 2002. The adjustment factor will be the official National Price Index Factor prior to the calendar year for which the price adjustment will become effective, as published by the Government of the Netherlands plus three (3) percent.

8.4 Liability For Payment. Termination of this Agreement under this Article, shall not release any Party from any liability for payment accrued or accruing to the other Party prior to the termination date.


ARTICLE 9 - CONFIDENTIALITY AND INTELLECTUAL PROPERTY

9.1 A Party receiving Confidential Information (including, without limitation, Specifications, information related to the Plant and other data designated as confidential in writing by either Party) from the other or developing such information hereunder shall not disclose such information to any third party or any Affiliated Company and shall keep it in strict confidence, use it solely for the purposes authorized under this Agreement during the term hereof and shall not disclose such information, for a period extending nine (9) years following termination, except as follows:

      (a) to the extent such information is or becomes general public knowledge through no fault of the recipient Party; or

      (b) to the extent such information can be shown by contemporaneous documentation of the recipient Party to have been in its possession prior to receipt thereof hereunder; or

      (c) to the extent such information is received by the recipient Party from a third 14 party without any breach of an obligation by the disclosing Party; or

      (d) to the extent required by law, by local authorities for regulatory purposes or is necessary to perform its obligations under this Agreement, in which case, the recipient Party may disclose the information if the recipient Party gives the other Party prior notice of such disclosure and an opportunity to comment upon the content of the disclosure. However, SYNCO shall have the right, at all times and without the obligation to give notice to NPS, to use information related to its Plant for its own business purposes and NPS shall have the right, at all times and without the obligation to give notice to SYNCO, to use the information related to rhPTH for its own business purposes.

9.2 NPS hereby grants to SYNCO a royalty-free, non-transferable, non-exclusive license, without the rights to sub-license, under all patent rights and know-how owned or controlled by NPS, required to manufacture rhPTH for NPS in accordance with this Agreement for the term of this Agreement.

9.3 SYNCO agrees to give NPS a royalty-free, non-exclusive license on any ideas, innovations or inventions arising from this Agreement which are related to or useful to the manufacture of rhPTH and to negotiate in good faith an exclusive license at NPS' request. This non-exclusive license can be sub-licensed.

9.4 This Agreement supersedes all other agreements, express or implied, between the parties concerning confidentiality.

ARTICLE 10 - TERM OF AGREEMENT AND TERMINATION

10.1 Term. This Agreement shall upon signature by both Parties become effective on the Date of Agreement and remain in effect until December 31, 2005, unless extended by agreement of the Parties for an additional term.

10.2 Termination. A Party shall have the right without prejudice to any rights exercisable, damages accrued or claims for damages or other relief, to terminate this Agreement by written notice to the other Party upon occurrence of any of the following events:

      (a) if such Party becomes insolvent in that liabilities exceed assets, is adjudged bankrupt or insolvent, applies for judicial or extra judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed over its business, property or assets, or if a Party becomes the subject of liquidation or dissolution (except for reconstruction purposes such as mergers etc.) or involuntary bankruptcy proceedings or otherwise discontinues business;

      (b) if such Party breaches any material term or condition of this Agreement and the defaulting Party, having received sixty (60) days written notice of such default from the Party asserting the breach, fails to fully cure such breach within sixty (60) days of receipt of such notice from the Party asserting the breach.

10.3 Liability For Payment. Termination of this Agreement under this Article, shall not release any Party from any liability for payment accrued or accruing to the other Party prior to the termination date.

10.4  Survival of Termination.

      (a) Article 9.3 shall survive termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect.

      (b)   The provisions of Articles 7.4, 7.5, 8.1, 8.4, 12.6, 12.8 and 12.10
            shall survive termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect for five (5) years after termination or expiration of this Agreement.

      (c) The provisions of Articles 3.2(xii, xiii, xiv, xviii), 6.3, 6.4, 6.6, 6.7, 6.9 and 6.10 shall survive termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect for two (2) years after termination or expiration of this Agreement.

ARTICLE 11- NOTICES

11.1 Any notices or other communications to be served on or sent to either Party shall be sufficiently served or sent if sent by fax and confirmed by registered return receipt prepaid mail within twenty-four (24) hours after dispatch of the fax to such Party at its address as set out below or such other address as such Party may notify in writing to the other Party from time to time.

      Notices to SYNCO shall be to:
      -----------------------------

      Managing Director
      SynCo Bio Partners B.V.
      Paasheuvelweg 30
      1105 BJ Amsterdam
      The Netherlands
      Attn: Mic N. Hamers, Ph.D.

      Notices to NPS shall be to:
      ---------------------------

      NPS Allelix Corp.
      6850 Goreway Drive
      Mississauga, Ontario L4V 1V7
      Canada
      Attn: Rick Wilcocks

        With a copy to:

        NPS Pharmaceuticals, Inc.
        420 Chipeta Way
        Salt Lake City, UT 84108
        Attn: Thomas B. Marriott, Ph.D.

        or to such other address as a Party may designate.


ARTICLE 12 - ADDITIONAL TERMS

12.1 Force Majeure. A Party shall not be held liable to the other for any delay in performance or non-performance of that Party directly or indirectly caused by reason of force majeure including, but not limited to, industrial disputes, strike, lockouts, riots, mobs, fires, floods, or other natural disasters, wars declared or undeclared, civil strife, embargo, lack or failure of transport facilities, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality or by any other supervening circumstances beyond the control of either Party. Provided, however, that the Party affected shall: give prompt written notice to the other Party of the date of commencement of the force majeure, the nature thereof, and expected duration; and shall use its best efforts to avoid or remove the force majeure to the extent it is able to do so; and shall make up, continue on and complete performance when such cause is removed to the extent it is able to do so. Either Party has the right to terminate the Agreement with immediate effect, upon written notice to the other Party, should the force majeure continue after three (3) months following the first notification. For the purpose of this Agreement, termination of the clinical development of the rhPTH will not be considered force majeure.

12.2 Non-Waiver. The failure by any Party at any time to enforce any of the terms or provisions or conditions of this Agreement or exercise any right hereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or that Party's rights thereafter to enforce or exercise the same. No waiver by a Party shall be valid or binding, except if in writing and signed by a duly authorized representative of the waiving Party.

12.3 Severability. In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, but this Agreement shall be construed by limiting such provision to such extent as would nearly as possible reflect the intent, purpose and economic effect of such provision, or, if such is not possible, by deleting such provision from this Agreement, provided that the remaining provisions reflect the intent of the Parties, as evidenced by this Agreement as a whole.

12.4 Assignment. This Agreement is deemed personal to SYNCO. Neither Party shall sell, assign, transfer, encumber or otherwise dispose of its interest in this Agreement or any of its rights or obligations, except to an Affiliated Company, without the prior written consent of the other, which consent shall not unreasonably be withheld.

12.5 Enurement. This Agreement is binding on all successors and permitted assignees.

12.6 Non-competition. SYNCO will not manufacture rhPTH or any related compound (for this purpose: a compound that (i) competes with rhPTH for binding to the parathyroid hormone receptor as defined in the rat osteosarcoma (UMR 106 cell line) based receptor binding assay and (ii) shares at least eighty percent (80%) homology with rhPTH (eighty-four (84) amino acids) or with the thirty four (34) amino acids N-terminal fragment of rhPTH) for itself or any third party before January 1, 2009, except if this Agreement is terminated by SYNCO under Article 10.2.

12.7 Captions. All titles and captions in this Agreement are for convenience only and shall not affect its interpretation.

12.8 Law and Arbitration. This Agreement shall be governed, construed and interpreted by the laws of the Netherlands. The Parties agree that all disputes between them arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules. The Parties shall not be entitled to terminate this Agreement during the pendency of any claim or dispute between them under this Agreement. The arbitration proceedings shall take place in Amsterdam, The Netherlands and shall be conducted in the English language. Judgement on the award may be issued by and enforced by any court of competent jurisdiction.

12.9 Entire Understanding. This Agreement (including appendices) is the entire understanding and agreement between the Parties relating to the subject matter hereof and supersedes (except as provided herein) any and all prior arrangements, understandings, and agreements between the Parties whether written or oral relating thereto. No amendments, changes, or modifications of the terms of this Agreement shall be valid or binding unless made in writing and signed by the duly authorized representatives of each Party.

12.10 Independent Status of Parties. Each Party is an independent trader acting in its own name and for its own account. Neither Party has any authority to act as an agent or representative of the other, or to contract in the name of, or create or assume any obligation against, or otherwise legally bind, the other Party in any way for any purpose, unless agreed separately in writing. All costs and expenses connected with each Party's activities and performance under this Agreement unless otherwise separately agreed or provided for in this Agreement are to be borne solely by the Party incurring such costs and expenses.

12.11 Duplicate Originals. This Agreement is executed in duplicate originals one being retained by each Party hereto.


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

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:

SYNCO BIO PARTNERS B.V.                    NPS ALLELIX CORP.

/s/ Mic N. Hamers                          /s/ Thomas B. Marriott
-----------------------------              -----------------------------
Mic N. Hamers, Ph.D.                       Thomas B. Marriott, Ph.D.
Managing Director                          Vice President, Development Research


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